Exhibit 4.5

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of September 26, 2005, by and among Viryanet Ltd., a corporation organized under the laws of the State of Israel (the “Company”), and the subscribers identified on the signature page hereto (each a “Subscriber” and collectively “Subscribers”).

WHEREAS, the Company and the Subscribers are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2), Section 4(6) and/or Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Subscribers, as provided herein, and the Subscribers, in the aggregate, shall purchase (i) Five Hundred Thousand Dollars ($500,000) of principal amount of promissory notes of the Company (each a “Note”), which Notes are convertible into the Company’s ordinary shares, NIS 1.00 par value (the “Ordinary Shares”) at a per share conversion price set forth in the Note (the “Conversion Price”), a form of which is annexed hereto as Exhibit A; (ii) 238,095 Ordinary Shares at a per share purchase price of $2.10 for an aggregate purchase price of $500,000 (“Initial Shares”); and (iii) share purchase warrants (the “Warrants”) to purchase up to 162,699 Ordinary Shares (the “Warrant Shares”). The Notes, Initial Shares, Ordinary Shares issuable upon conversion of the Notes (the “Note Shares”), the Warrants and the Warrant Shares are collectively referred to herein as the “Securities”. The purchase price to be paid for the Notes and Initial Shares is collectively referred to as the “Purchase Price”.

WHEREAS, the aggregate proceeds of the sale of the Notes, Initial Shares and the Warrants contemplated hereby shall be held in escrow pursuant to the terms of a Funds Escrow Agreement to be executed by the parties substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and the Subscribers hereby agree as follows:

1.	Conditions to Closing.

Subject to the satisfaction or waiver of the terms and conditions of this Agreement, at the Closing, each Subscriber shall purchase and the Company shall sell to each Subscriber (i) a Note in the principal amount designated on the signature page hereto, (ii) the Initial Shares and (iii) a Warrant as described in Section 3 below for the amount of Ordinary Shares set forth on the signature page hereto.

(Subscription Agreement)

2.	Closing; Closing Deliveries.

The consummation of the transactions contemplated herein (the “Closing”) shall take place at the offices of Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, promptly following receipt thereby of all of the Company Documents and the Subscriber Deliverables (as such terms are defined in the Escrow Agreement) (“Closing Date”).

3.	Warrants.

On the Closing Date, the Company will issue and deliver Warrants to the Subscribers for the amounts of Ordinary Shares set forth on the signature page. A form of Warrant is annexed hereto as Exhibit C.

4.	Subscriber’s Representations and Warranties.

Each Subscriber hereby represents and warrants to and agrees with the Company only as to such Subscriber that:

(a)	Organization and Standing of the Subscribers. If the Subscriber is an entity, such Subscriber is a corporation, partnership or other entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b)	Authorization and Power. Each Subscriber has the requisite power and authority to enter into and perform this Agreement and to purchase the Notes, Initial Shares and Warrants being sold to it hereunder. The execution, delivery and performance of this Agreement by such Subscriber and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action, and no further consent or authorization of such Subscriber or its Board of Directors, stockholders, partners or members, as the case may be, is required. This Agreement has been, and each other document to be signed by the Subscriber hereunder has been or will be, duly authorized, executed and delivered by Subscriber and constitutes a valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with the terms thereof.

(c)

No Conflicts. The execution, delivery and performance of this Agreement and the consummation by Subscriber of the transactions contemplated hereby or relating hereto do not and will not (i) result in a violation of such Subscriber’s charter documents or bylaws or other organizational documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which such Subscriber is a party or by which its properties or assets are bound, or (iii) result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Subscriber or its properties (except, with respect to clauses (ii) and (iii), for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on such Subscriber). Such Subscriber is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver and perform any of its obligations under this Agreement or to purchase the Notes, Initial Shares and the Warrants in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, such Subscriber is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

(d)	Information on Company. The Subscriber has been furnished with or has had access at the EDGAR Website of the Commission to the Company’s Form 20-F for the year ended December 31, 2004 and all amendments thereto as filed with the Commission, together with all subsequently submitted Forms 6-K and other filings made with the Commission available at the EDGAR website (hereinafter referred to collectively as the “Reports”). The Subscriber has had an opportunity to ask questions and receive answers from representatives of the Company. In addition, the Subscriber has received in writing from the Company such other information concerning its operations, financial condition and other matters as the Subscriber has requested in writing (such other information is referred to collectively as the “Other Written Information”), and considered all factors the Subscriber deems material in deciding on the advisability of investing in the Securities.

(e)

Information on Subscriber. The Subscriber is, and will be at the time of the conversion of the Notes and exercise of the Warrants, an “accredited investor”, as such term is defined in Regulation D promulgated by the Commission under the 1933 Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Subscriber to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment. The Subscriber has the authority and is duly and legally qualified to purchase and own the Securities. The Subscriber is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof. The information set forth on the signature page hereto regarding the Subscriber is accurate. The Subscriber is not required to be registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and the Subscriber is not a broker-dealer.

(f)	Purchase of Notes, Initial Shares, and Warrants. On the Closing Date, the Subscriber will purchase the Notes, Initial Shares and Warrants as principal for its own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof.

(g)	Compliance with Securities Act. The Subscriber understands and agrees that the Securities have not been registered under the 1933 Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the 1933 Act (based in part on the accuracy of the representations and warranties of Subscriber contained herein), and that such Securities must be held indefinitely unless a subsequent disposition is registered under the 1933 Act or any applicable state securities laws or is exempt from such registration.

(h)	Shares Legend. The Note Shares, Initial Shares and Warrant Shares shall bear the following or similar legend:

“THE ORDINARY SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE ORDINARY SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO VIRYANET LTD. THAT SUCH REGISTRATION IS NOT REQUIRED.”

(i)	Warrants Legend. The Warrants shall bear the following or similar legend:

“THIS WARRANT AND THE ORDINARY SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS

AMENDED. THIS WARRANT AND THE ORDINARY SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SAID ACT OR ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO VIRYANET LTD. THAT SUCH REGISTRATION IS NOT REQUIRED.”

(j)	Note Legend. The Note shall bear the following legend:

“THIS NOTE AND THE ORDINARY SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE ORDINARY SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO VIRYANET LTD. THAT SUCH REGISTRATION IS NOT REQUIRED.”

(k)	Communication of Offer. The offer to sell the Securities was directly communicated to the Subscriber by the Company. At no time was the Subscriber presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(l)	Authority; Enforceability. This Agreement and other agreements delivered together with this Agreement or in connection herewith have been duly authorized, executed and delivered by the Subscriber and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity; and Subscriber has full corporate or other applicable power and authority necessary to enter into this Agreement and such other agreements and to perform its obligations hereunder and under all other agreements entered into by the Subscriber relating hereto.

(m)	Restricted Securities. Subscriber understands that the Securities have not been registered under the 1933 Act and such Subscriber will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Securities unless pursuant to an effective registration statement under the 1933 Act, or unless an exemption from registration is available. Notwithstanding anything to the contrary contained in this Agreement, such Subscriber may transfer (without restriction and without the need for an opinion of counsel) the Securities to its Affiliates (as defined below) provided that each such Affiliate is an “accredited investor” under Regulation D and such Affiliate agrees in writing (with a copy to the Company) to be bound by the terms and conditions of this Agreement. For the purposes of this Agreement, an “Affiliate” of any person or entity means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such person or entity (including each Subsidiary (as defined in Section 5(a) of such person). For purposes of this definition, “control” means the power to direct the management and policies of such person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(n)	No Governmental Review. Each Subscriber understands that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Securities or the suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(o)	Correctness of Representations. Each Subscriber represents as to such Subscriber that the foregoing representations and warranties are true and correct as of the date hereof and, unless a Subscriber otherwise notifies the Company prior to the Closing Date shall be true and correct as of the Closing Date.

(p)	Survival. The foregoing representations and warranties shall survive the Closing Date for a period of two years.

5.	Company Representations and Warranties.

The Company represents and warrants to and agrees with each Subscriber that:

(a)

Due Incorporation. The Company and each of its Subsidiaries is a corporation or other entity duly incorporated or organized, validly existing and in good standing (where such concept exists) under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power to own its properties and to carry on its business as presently conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which such qualification is not required or where the failure to so qualify would not have a Material Adverse Effect. For purposes of this Agreement, a “Material Adverse Effect” shall mean a material adverse effect on the financial condition, results of operations, properties or business of the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, “Subsidiary” means, with respect to any entity at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity of which more than 50% of (i) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such entity, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity. All the Company’s Subsidiaries as of the Closing Date are set forth on Schedule 5(a) hereto.

(b)	Outstanding Stock. All issued and outstanding shares of capital stock of the Company has been duly authorized and validly issued and are fully paid and nonassessable.

(c)	Authority; Enforceability. This Agreement, the Note, the Warrants and any other agreements delivered together with this Agreement or in connection herewith (collectively, “Transaction Documents”) have been or will be, as the case may be, duly authorized, executed and delivered by the Company and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity. The Company has full corporate power and authority necessary to enter into and deliver the Transaction Documents and to perform its obligations thereunder.

(d)	Additional Issuances. There are no outstanding agreements or preemptive or similar rights affecting the Company’s Ordinary

Shares or equity and no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of any Ordinary Shares or equity of the Company or other equity interest in any of the Subsidiaries of the Company, except as described on Schedule 5(d).

(e)	Consents. No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company, or any of its Affiliates, the Nasdaq SmallCap Market (“SmallCap”), Office of the Chief Scientist of the Ministry of Industry and Trade of the Government of Israel (“OCS”), the Israeli Investment Center nor the Company’s shareholders is required for the execution by the Company of the Transaction Documents and compliance by the Company with, and performance by the Company of, its obligations under the Transaction Documents, including, without limitation, the issuance and sale of the Securities, except for such consents that shall be obtained by the Company prior to Closing.

(f)	No Violation or Conflict. Assuming the representations and warranties of the Subscribers in Section 4 are true and correct, neither the issuance and sale of the Securities nor the performance of the Company’s obligations under this Agreement and all other agreements entered into by the Company relating thereto by the Company will:

(i)

violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the articles or certificate of incorporation or association, charter or bylaws of the Company, (B) to the Company’s knowledge, any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Company of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or over the properties or assets of the Company or any of its Affiliates, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which the Company or any of its Affiliates is a party, by which the Company or any of its Affiliates is bound, or to which any of the properties of the Company or any of its Affiliates is subject, or (D) the terms of any “lock-up” or similar provision of any underwriting or similar agreement to which the Company, or any of its Affiliates is a party (except, with respect to clauses (B), (C) and (D) above, the violation, conflict, breach, or default of which would not have a Material Adverse Effect); or

(ii)	result in the creation or imposition of any Lien (as defined below) upon the Securities or any of the assets of the Company or any of its Affiliates except as described herein; or

(iii)	result in the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any other creditor or equity holder of the Company, nor result in the acceleration of the due date of any obligation of the Company; or

(iv)	result in the activation of any piggy-back registration rights of any person or entity holding securities of the Company or having the right to receive securities of the Company.

(g)	The Securities. The Securities upon issuance:

(i)	are, or will be, free and clear of any Liens, subject to restrictions upon transfer under the 1933 Act and any applicable state securities laws;

(ii)

have been, or will be, duly and validly authorized and on the date of issuance of the Initial Shares and upon conversion of the Notes and exercise of the Warrants, the Initial Shares, Note Shares and Warrant Shares, respectively, will be duly and validly issued, fully paid and nonassessable and, if registered pursuant to the 1933 Act and resold pursuant to an effective registration statement, will be freely tradable and unrestricted;

(iii)	will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company;

(iv)	will not subject the holders thereof to personal liability by reason of being such holders; and

(v)	assuming the representations and warranties of the Subscribers as set forth in Section 4 hereof are true and correct, will not result in a violation of Section 5 under the 1933 Act.

(h)	Litigation. There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its Affiliates that would affect the execution by the Company or the performance by the Company of its obligations under the Transaction Documents. Except as disclosed in the Reports and schedules hereto, there is no pending or, to the best knowledge of the Company, basis for or threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its Affiliates which litigation if adversely determined would have a Material Adverse Effect.

(i)	Reporting Company. The Company is a publicly-held company subject to reporting obligations pursuant to Section 13 of the 1934 Act and has a class of Ordinary Shares registered pursuant to Section 12(g) of the 1934 Act. Pursuant to the provisions of the 1934 Act, the Company has timely filed all reports and other materials required to be filed thereunder with the Commission pursuant to the 1934 Act during the preceding twelve months.

(j)	No Market Manipulation. The Company and its Affiliates have not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Ordinary Shares to facilitate the sale or resale of the Securities or affect the price at which the Securities may be issued or resold.

(k)	Information Concerning Company. The Reports contain all material information relating to the Company and its operations and financial condition as of their respective dates which information is required to be disclosed therein. Since the date of the financial statements included in the Reports, and except as modified in the Other Written Information or in the Schedules hereto, there has been no Material Adverse Event relating to the Company’s business, financial condition or affairs not disclosed in the Reports. The Reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances when made.

(l)	Stop Transfer. The Company will not issue any stop transfer order or other order impeding the sale, resale or delivery of any of the Securities, except as may be required by any applicable federal or state securities laws and unless contemporaneous notice of such instruction is given to the Subscriber.

(m)	Defaults. The Company is not in violation of its articles of association. Except as described on Schedule 5(q), the Company is (i) not in default under or in violation of any other material agreement or instrument to which it is a party or by which it or any of its properties are bound or affected, which default or violation would have a Material Adverse Effect, (ii) not in default with respect to any order of any court, arbitrator or governmental body or subject to or party to any order of any court or governmental authority arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters, or (iii) to the Company’s knowledge not in violation of any statute, rule or regulation of any governmental authority which violation would have a Material Adverse Effect.

(n)

No Integrated Offering. Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offer of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the SmallCap. Nor will the Company or any of its Affiliates take any action or steps that would cause the offer or issuance of the Securities to be integrated with other offerings. The Company will not conduct any offering other than the transactions contemplated hereby that will be integrated with the offer or issuance of the Securities which offering would impair the exemption relied upon in this Offering (as defined in Section 8(b)).

(o)	No General Solicitation. Neither the Company, nor any of its Affiliates, nor to its knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities.

(p)	Listing. The Ordinary Shares are listed on the SmallCap. The Company has not received any oral or written notice that the Ordinary Shares are not eligible nor will become ineligible for quotation and listing on the SmallCap nor that the Ordinary Shares do not meet all requirements for the continuation of such listing and the Company satisfies all the requirements for the continued listing of the Ordinary Shares on the SmallCap.

(q)	No Undisclosed Liabilities. The Company has no liabilities or obligations which are material, individually or in the aggregate, which are not disclosed in the Reports and Other Written Information, other than those incurred in the ordinary course of the Company’s businesses since December 31, 2004 and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, except as disclosed on Schedule 5(q).

(r)	No Undisclosed Events or Circumstances. Since December 31, 2004, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in the Reports.

(s)	Capitalization. As of the date hereof, the authorized share capital of the Company consists of 11,000,000 Ordinary Shares, par value NIS 1.00 per share, and the Company has outstanding 7,019,953 Ordinary Shares. All of the outstanding Ordinary Shares of the Company have been duly and validly authorized and issued and are fully paid and nonassessable.

(t)

Dilution. The Company’s executive officers and directors understand the nature of the Securities being sold hereby and recognize that the issuance of the Securities will have a potential dilutive effect on the equity holdings of other holders of the

Company’s equity or rights to receive equity of the Company. The board of directors of the Company has concluded, in its good faith business judgment that the issuance of the Securities is in the best interests of the Company. The Company specifically acknowledges that its obligation to issue the Shares upon conversion of the Notes, and the Warrant Shares upon exercise of the Warrants is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company or parties entitled to receive equity of the Company.

(u)	No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company, including but not limited to disputes or conflicts over payment owed to such accountants and lawyers.

(v)	DTC Status. The Company’s transfer agent is a participant in and the Ordinary Shares are eligible for transfer pursuant to the Depository Trust Company Automated Securities Transfer Program.

(w)	Investment Company. Neither the Company nor any Affiliate is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(x)	Subsidiary Representations. The Company makes each of the representations contained in Sections 5(a), (b), (d), (f), (h), (k), (m), (q) through (s), (u) and (w) of this Agreement, as same relate to each Subsidiary of the Company.

(y)	Company Predecessor. All representations made by or relating to the Company of a historical or prospective nature and all undertaking described in Sections 9(g) and 9(h) shall relate and refer to the Company, its predecessors, if any, and the Subsidiaries.

(z)	Correctness of Representations. The Company represents that the foregoing representations and warranties are true and correct as of the date hereof in all material respects, and, unless the Company otherwise notifies the Subscribers prior to the Closing Date, shall be true and correct in all material respects as of the Closing Date.

(aa)	Non-Public Information. Neither the Company nor any other person acting on its behalf has provided any Subscriber or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Subscriber has agreed in writing to receive such information. The Company understands and confirms that each Subscriber shall be relying on the foregoing representations in effecting transactions in securities of the Company.

(bb)	Survival. The foregoing representations and warranties shall survive the Closing Date for a period of two years.

6.	Regulation D Offering.

The offer and issuance of the Securities to the Subscribers is being made pursuant to the exemption from the registration provisions of the 1933 Act afforded by Section 4(2) or Section 4(6) of the 1933 Act and/or Rule 506 of Regulation D promulgated thereunder. [On the Closing Date, the Company will provide an opinion reasonably acceptable to Subscriber from the Company’s legal counsel opining on the availability of an exemption from registration under the 1933 Act as it relates to the offer and issuance of the Securities and other matters reasonably requested by Subscribers]. A form of the legal opinion is annexed hereto as Exhibit D. The Company will provide, at the Company’s expense, such other legal opinions in the future as are reasonably necessary for the issuance and/or resale of the Initial Shares, the and the Ordinary Shares issuable upon conversion of the Notes and exercise of the Warrants pursuant to an effective registration statement.

7.	Conversion of Note.

(a)	Conversion of Note.

(i)

Upon the conversion of a Note or part thereof, the Company shall, at its own cost and expense, take all necessary action, including executing and delivering to the Company’s transfer agent written instructions to issue stock certificates in the name of Subscriber (or its nominee) or such other persons as designated by Subscriber (provided that each such other person provides to the Company in writing the representations set forth in Section 4 hereof) and in such denominations to be specified at conversion representing the number of Ordinary Shares issuable upon such conversion. The Company warrants that no instructions other than these instructions have been or will be given to the transfer agent of the Company’s Ordinary Shares (other than instructions that may be given to the Company’s transfer agent pursuant to orders issued by the Commission, any state securities commission or any other regulatory authority) and that, unless waived by the Subscriber, the Note Shares will be free-trading, and freely transferable, and will not contain a legend restricting the resale or transferability of the Note Shares provided that the Note Shares are being sold pursuant to an effective registration statement covering the Note Shares or are otherwise exempt from registration.

(ii)

Subscriber will give notice of its decision to exercise its right to convert the Note, interest, any sum due to the Subscriber under the Transaction Documents or part thereof by telecopying an executed and completed Notice of Conversion (a form of which is annexed as Exhibit A to the Note) to the Company via confirmed telecopier transmission or otherwise pursuant to Section 10(e) of this Agreement. The Subscriber will not be required to surrender the Note until the Note has been fully converted or satisfied (but until such surrender the Note will be convertible only with respect to any portion thereof not already converted). Each date on which a Notice of Conversion is telecopied to the Company in accordance with the provisions hereof shall be deemed a Conversion Date. The Company will immediately notify its transfer agent to transmit the Company’s Ordinary Share certificates representing the Note Shares issuable upon conversion of the Note to the Subscriber via express courier for receipt by such Subscriber within five (5) business days after receipt by the Company of the Notice of Conversion (such third day being the “Delivery Date”). In the event the Note

Shares are electronically transferable, then delivery of the Shares must be made by electronic transfer provided request for such electronic transfer has been made by the Subscriber and the Subscriber has complied with all applicable securities laws in connection with the sale of the Ordinary Shares, including, without limitation, the prospectus delivery requirements. A Note representing the balance of the Note not so converted will be provided by the Company to the Subscriber if requested by Subscriber, provided the Subscriber delivers the original Note to the Company. In the event that a Subscriber elects not to surrender a Note for reissuance upon partial payment or conversion, the Subscriber hereby indemnifies the Company against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount then due under the Note.

(iii)

The Company understands that a delay in the delivery of the Note Shares in the form required pursuant to Section 7 hereof, after the Delivery Date could result in economic loss to the Subscriber. As compensation to the Subscriber for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to the Subscriber for late issuance of Note Shares in the form required pursuant to Section 7 hereof upon Conversion of the Note in the amount of $100 per business day after the Delivery Date for each $10,000 of Note principal amount being converted for which the corresponding Note Shares are not timely delivered. The Company shall pay any payments incurred under this Section in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the Subscriber, in the event that the Company fails for any reason to effect delivery of Note Shares by the Delivery Date, the Subscriber will be entitled to revoke all or part of the relevant Notice of Conversion by delivery of a notice to such effect to the Company whereupon the Company and the Subscriber shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation or rescission is given to the Company.

(iv)	Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Subscriber and thus refunded to the Company.

(b)	Acceleration of Repayment of the Note. In the event the Company is prohibited from issuing Note Shares, or fails to timely deliver Note Shares on a Delivery Date, or upon the occurrence of any other Event of Default (as defined in the Note or in this Agreement) that is not cured during any applicable cure period and an additional ten days thereafter, then at the Subscriber’s election, the Company must pay to the Subscriber ten business days after request by the Subscriber, at the Subscriber’s election, a sum of money determined by multiplying up to the outstanding principal amount of the Note designated by the Subscriber by 115% together with accrued but unpaid interest thereon and any other sums arising and outstanding under the Transaction Documents (“Mandatory Repayment”). The Mandatory Repayment must be received by the Subscriber on the same date as the Note Shares otherwise deliverable or within ten (10) business days after request, whichever is sooner (“Mandatory Repayment Date”). Upon receipt of the Mandatory Repayment, the corresponding Note principal and interest will be deemed paid and no longer outstanding.

(c)	Maximum Conversion. Except pursuant to a Mandatory Conversion by the Company pursuant to Section 2.4 of the Note,

the Subscriber shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of Ordinary Shares which would be in excess of the sum of (i) the number of Ordinary Shares beneficially owned by the Subscriber and its Affiliates on a Conversion Date, plus (ii) the number of Ordinary Shares issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, will not result in beneficial ownership by each Subscriber and its Affiliates of more than 4.99% of the outstanding Ordinary Shares of the Company on such Conversion Date. Beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act, and Regulation 13d-3 thereunder. Subject to the foregoing, the Subscriber shall not be limited to aggregate conversions of only 4.99% and aggregate conversions by the Subscriber may exceed 4.99%. The Subscriber may waive the conversion limitation described in this Section 7(c), in whole or in part, or increase the permitted beneficial ownership amount upon and effective after 61 days prior written notice to the Company. The Subscriber may allocate which of the equity of the Company deemed beneficially owned by the Subscriber shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

(d)	Injunction Posting of Bond. In the event a Subscriber shall elect to convert a Note or part thereof or exercise the Warrant in whole or in part, the Company may not refuse conversion or exercise based on any claim that such Subscriber or any Affiliate of such Subscriber has been engaged in any violation of law, or for any other reason, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of such Note or exercise of all or part of such Warrant shall have been sought and obtained by the Company and the Company has posted a surety bond for the benefit of such Subscriber in the amount of 120% of the amount of the Note, or aggregate purchase price of the Warrant Shares which are sought to be subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Subscriber to the extent Subscriber obtains judgment therefor.

(e)

Buy-In. In addition to any other rights available to the Subscriber, if the Company fails to deliver to the Subscriber Note Shares issuable upon conversion of a Note by the Delivery Date and if after seven (7) business days after the Delivery Date the Subscriber purchases (in an open market transaction or otherwise) Ordinary Shares to deliver in satisfaction of a sale by such Subscriber of the

Note Shares which the Subscriber was entitled to receive upon such conversion (a “Buy-In”), then the Company shall pay in cash to the Subscriber (in addition to any remedies available to the Subscriber) the amount by which (A) the Subscriber’s total purchase price (including brokerage commissions, if any) for the Ordinary Shares so purchased exceeds (B) the aggregate principal and/or interest amount of the Note for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the Subscriber purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of Note principal and/or interest, the Company shall be required to pay the Subscriber $1,000, plus interest. The Subscriber shall provide the Company written evidence with respect to the amounts payable to the Subscriber in respect of the Buy-In.

(f)	Adjustments. The Conversion Price, Warrant exercise price and amount of Note Shares or Warrant Shares issuable upon conversion of the Notes and exercise of the Warrants shall be equitably adjusted and as otherwise described in this Agreement, the Notes and Warrants.

(g)	Redemption. The Note and Warrants shall not be callable or redeemable.

8.	Finder/Legal Fees.

(a)	Finder’s Fee. The Company on the one hand, and each Subscriber (for himself only) on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities incurred by the other to any persons claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby and arising out of such party’s actions. The Company represents that there are no parties entitled to receive fees, commissions, or similar payments in connection with the Offering except as described on Schedule 8 hereto.

(b)

Legal Fees. The Company shall pay to Grushko & Mittman, P.C., a fee of $20,000 (“Legal Fees”) (of which $5,000 has already been paid) as reimbursement for services rendered to the Subscribers in connection with this Agreement and the purchase and sale of the Notes, Initial Shares and Warrants (the “Offering”) and acting as

Escrow Agent for the Offering. The Legal Fees will be payable out of funds held pursuant to the Escrow Agreement.

9.	Covenants of the Company.

The Company covenants and agrees with the Subscribers as follows:

(a)	Stop Orders. The Company will advise the Subscribers, promptly after it receives notice of issuance by the Commission, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of the Company, or of the suspension of the qualification of the Ordinary Shares for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.

(b)	Listing. The Company shall promptly secure the listing of the Initial Shares, Note Shares and the Warrant Shares upon each national securities exchange, or electronic or automated quotation system upon which they are or become eligible for listing and shall maintain such listing so long as any Notes or Warrants are outstanding. The Company will use its best efforts to maintain the listing of its Ordinary Shares on the American Stock Exchange, SmallCap, Nasdaq National Market System, OTC Bulletin Board, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Ordinary Shares (the “Principal Market”)), and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Principal Market, as applicable. The Company will provide the Subscribers copies of all notices it receives notifying the Company of the threatened and actual delisting of the Ordinary Shares from any Principal Market. As of the date of this Agreement and the Closing Date, the SmallCap is and will be the Principal Market.

(c)	Market Regulations. The Company shall notify the Commission, the Principal Market and applicable state authorities, in accordance with their requirements and as required under their requirements or under applicable law, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to the Subscribers and promptly provide copies thereof to Subscriber.

(d)	Filing Requirements. From the date of this Agreement and until the sooner of (i) three (3) years after the Closing Date, or (ii) until all the Note Shares, Initial Shares and Warrant Shares have been resold or transferred by all the Subscribers pursuant to any Registration Statement or pursuant to Rule 144, without regard to volume limitation, the Company will comply in all respects with its reporting and filing obligations under the 1934 Act, comply in all respects with its reporting and filing obligations, comply with all reporting requirements that are applicable to an issuer with a class of shares registered pursuant to Section 12(b) or 12(g) of the 1934 Act, as applicable, and comply with all filing requirements related to any registration statement filed pursuant to this Agreement. The Company will use its best efforts not to take any action or file any document (whether or not permitted by the 1933 Act or the 1934 Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said acts until three (3) years after the Closing Date. Until the earlier of the resale of the Note Shares, Initial Shares and Warrant Shares by each Subscriber or until three (3) years after the Warrants have been exercised, the Company will use its best efforts to continue the listing or quotation of the Ordinary Shares on a Principal Market and to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Principal Market. The Company agrees to timely file a Form D with respect to the Securities if required under Regulation D and to provide a copy thereof to each Subscriber promptly after such filing. Each Subscriber shall provide to the Company any information required to be include din such Form D with respect to such Subscriber, promptly after receipt of written request therefore from the Company.

(e)	Use of Proceeds. The proceeds of the Offering will be used for expenses of the Offering and general working capital.

(f)

Reservation. Prior to the Closing Date, the Company undertakes to reserve, pro rata, on behalf of each holder of a Note or Warrant, from its authorized but unissued Ordinary Shares, a number of Ordinary Shares equal to 100% of the amount of Ordinary Shares necessary to allow each holder of a Note to be able to convert the principal of all such outstanding Notes and reserve the amount of Warrant Shares issuable upon exercise of the Warrants. By December 31, 2005, the authorized share capital of the Company shall be increased and the Company will reserve a number of Ordinary Shares equal to 130% of the amount of (i) Ordinary Shares necessary to allow each holder of a Note to be able to convert the principal of all such outstanding Notes and interest and (ii) Warrant Shares issuable upon exercise of the Warrants. Failure to have sufficient shares reserved pursuant to this Section 9(f) for three (3) consecutive business days or ten (10) days in the aggregate following the applicable dates shall be a material default of the Company’s obligations under this Agreement and an Event of Default under the Note.

(g)	Books and Records. From the date of this Agreement and until the sooner of (i) three (3) years after the Closing Date, or (ii) until all the Note Shares, Initial Shares and Warrant Shares have been resold or transferred by all the Subscribers pursuant to the Registration Statement or pursuant to Rule 144, without regard to volume limitations, the Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

(h)	Governmental Authorities. From the date of this Agreement and until the sooner of (i) three (3) years after the Closing Date, or (ii) until all the Note Shares, Initial Shares and Warrant Shares have been resold or transferred by all the Subscribers pursuant to the Registration Statement or pursuant to Rule 144, without regard to volume limitations, the Company shall duly observe and conform in all material respects to all valid requirements of governmental authorities relating to the conduct of its business or to its properties or assets.

(i)	Blackout. The Company undertakes and covenants that until the sooner of (i) the Registration Statement shall have been current and available for use in connection with the resale of the Registrable Securities (as defined in Section 11(i)) for a period of 120 days, or (ii) until all the Shares, Initial Shares, and Warrant Shares have been resold or transferred by the Subscribers pursuant to the Registration Statement or Rule 144, without regard to volume limitations (“Exclusion Period”), the Company will not enter into any acquisition, merger, exchange or sale or other transaction that would be reasonably expected to have the effect of delaying the effectiveness of any pending registration statement or causing an already effective registration statement to no longer be effective or current for a period twenty (20) consecutive days nor more than forty-five (45) or more days during any 365 day period.

(j)

Negative Pledge. So long as any amounts are outstanding under the Notes, the Company shall not, and shall cause each of its Subsidiaries not to, create, incur, assume or suffer to exist any pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, mortgage, security deed or deed of trust, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction) (each, a “Lien”) upon any of its property, whether now owned or hereafter acquired other than (i) Liens securing all amounts due to Bank Hapoalim under the Loan Agreement, dated July 14, 2003, the Factoring Agreement, dated June 25, 2002, the Credit Line and the Overdraft Facility made available to the Company, (ii) (a) Liens imposed by law for taxes that are not yet due or are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith and by appropriate proceedings; (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (e) Liens created with respect to the financing of the purchase of new property in the ordinary course of the Company’s business up to the amount of the purchase price of such property, or (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property (each of (a) through (f), a “Permitted Lien”) and (iii) indebtedness for borrowed money which is subordinated in right of payment to the Notes on terms reasonably satisfactory to the Subscriber. The repayment by the Company of the amounts underlying the Notes shall be pari passu with the repayment by the Company of loans extended to the Company by LibertyView Special Opportunities Fund, L.P. (“LibertyView”) pursuant to a convertible note dated as of July 27, 2005 issued by the Company to LibertyView (“LibertyView Note”). Anything to the contrary in any Transaction Document notwithstanding, there shall be no restriction on the Subscriber’s right to convert into equity any amount due under the

Note or described in Section 12(b) of this Agreement, nor to collect any sums due from the Company prior to receipt of notice that LibertyView has declared a default under the LibertyView Note, and such default has not been cured.

(k)	Non-Public Information. The Company covenants and agrees that neither it nor any other person acting on its behalf will provide any Subscriber or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Subscriber shall have agreed in writing to receive such information. The Company understands and confirms that each Subscriber shall be relying on the foregoing representations in effecting transactions in securities of the Company.

10.	Covenants of the Company and Subscriber Regarding Indemnification.

(a)	The Company agrees to indemnify, hold harmless, reimburse and defend the Subscribers, the Subscribers’ officers, directors, agents, Affiliates, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Subscriber or any such person which results, arises out of or is based upon (i) any material misrepresentation by the Company or material breach of any warranty by the Company in this Agreement or in any Exhibits or Schedules attached hereto, or other agreement delivered pursuant hereto; or (ii) after any applicable notice and/or cure periods, any breach or default in performance by the Company of any covenant or undertaking to be performed by the Company hereunder, or any other agreement entered into by the Company and Subscriber relating hereto.

(b)	Each Subscriber agrees to indemnify, hold harmless, reimburse and defend the Company and each of the Company’s officers, directors, agents, Affiliates, control persons , and principal shareholders against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Company or any such person which results, arises out of or is based upon (i) any material misrepresentation by such Subscriber in this Agreement or in any Exhibits or Schedules attached hereto, or other agreement delivered pursuant hereto; or (ii) after any applicable notice and/or cure periods, any breach or default in performance by such Subscriber of any covenant or undertaking to be performed by such Subscriber hereunder, or any other agreement entered into by the Company and Subscribers, relating hereto.

(c)	In no event shall the liability of any Subscriber or any permitted successor thereof hereunder or under any Transaction Document or other agreement delivered in connection herewith be greater in amount than the dollar amount of the net proceeds actually received by such Subscriber upon the sale of Registrable Securities (as defined herein).

(d)	The procedures set forth in Section 11.6 shall apply to the indemnification set forth in Sections 10(a) and 10(b) above.

11.1	Registration Rights. The Company hereby grants the following registration rights to holders of the Securities.

(i) On one occasion, during the period commencing thirty (30) days after the Closing Date, but not later than two (2) years after the Closing Date (“Request Date”), upon a written request therefor from any record holder or holders of more than 50% of the Initial Shares, Note Shares issued and issuable upon conversion of the Notes and Warrant Shares actually issued upon exercise of the Warrants, the Company shall prepare and file with the Commission a registration statement under the 1933 Act registering the Initial Shares, Note Shares issuable upon conversion of all sums due under the Notes and Warrant Shares issuable upon exercise of the Warrants (collectively “Registrable Securities”) which are the subject of such request for unrestricted public resale by the holder thereof. For purposes of Sections 11.1(i) and 11.1(ii), Registrable Securities shall not include Securities (A) which are registered for resale in an effective registration statement, (B) included for registration in a pending registration statement, or (C) which have been issued without further transfer restrictions after a sale or transfer pursuant to Rule 144 under the 1933 Act. Upon the receipt of such request, the Company shall promptly give written notice to all other record holders of the Registrable Securities that such registration statement is to be filed and shall include in such registration statement Registrable Securities for which it has received written requests within ten (10) days after the Company gives such written notice. Such other requesting record holders shall be deemed to have exercised their demand registration right under this Section 11.1(i).

(ii) If the Company at any time proposes to register any of its securities under the 1933 Act for sale to the public, whether for its own account or for the account of other security holders or both, except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Registrable Securities for sale to the public, provided the Registrable Securities are not otherwise registered for resale by the Subscribers or Holder pursuant to an effective registration statement, each such time it will give at least fifteen (15) days’ prior written notice to the record holder of the Registrable Securities of its intention so to do. Upon the written request of the holder, received by the Company within ten (10) days after the giving of any such notice by the Company, to register any of the Registrable Securities not previously registered, the Company will cause such Registrable Securities as to which registration shall have been so requested to be included with the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent required to permit the sale or other disposition of the Registrable Securities so registered by the holder of such Registrable Securities (the “Seller” or “Sellers”). In the event that any registration pursuant to this Section 11.1(ii) shall be, in whole or in part, an underwritten public offering of Ordinary Shares of the Company, the number of shares of Registrable Securities to be included in such an underwriting may be reduced by the managing underwriter if and to the extent that the Company and the underwriter shall reasonably be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein; provided, however, that the Company shall notify the Seller in writing of any such reduction. Notwithstanding the foregoing provisions, or Section 11.4 hereof, the Company may withdraw or delay or suffer a delay of any registration statement referred to in this Section 11.1(ii) without thereby incurring any liability to the Seller.

(iii) If, at the time any written request for registration is received by the Company pursuant to Section 11.1(i), the Company has determined to proceed with the actual preparation and filing of a registration statement under the 1933 Act in connection with the proposed offer and sale for cash of any of its securities for the Company’s own account and the Company actually does file such other registration statement, such written request shall be deemed to have been given pursuant to Section 11.1(ii) rather than Section 11.1(i), and the rights of the holders of Registrable Securities covered by such written request shall be governed by Section 11.1(ii).

(iv) The Company shall file with the Commission a Form F-3 registration statement (the “Registration Statement”) (or such other form that it is eligible to use) in order to register the Registrable Securities for resale and distribution under the 1933 Act) not later than five (5) days after the Closing Date (the “Filing

Date”), and cause it to be declared effective not later than one hundred and twenty (120) days after the Closing Date (the “Effective Date”). The Company will register not less than a number of Ordinary Shares in the aforedescribed registration statement that is equal to 100% of the Note Shares issuable upon conversion of the Notes and all of the Initial Shares and Warrant Shares issuable upon exercise of the Warrants. The Registrable Securities shall be reserved and set aside exclusively for the benefit of each Subscriber and Warrant holder, pro rata, and not issued, employed or reserved for anyone other than each such Subscriber and Warrant holder. The Registration Statement will be amended or additional registration statements will be immediately filed by the Company as necessary to register additional Ordinary Shares to allow the public resale of all Ordinary Shares included in and issuable by virtue of the Registrable Securities. Without the written consent of the Subscriber, no securities of the Company other than the Registrable Securities will be included in the Registration Statement except as described on Schedule 11.1. It shall be deemed a Non-Registration Event if at any time after the date the Registration Statement is declared effective by the Commission (“Actual Effective Date”) the Company has registered for unrestricted resale on behalf of a Subscriber fewer than 100% of the amount of Ordinary Shares issuable upon full conversion of all sums due under the Notes and 100% of the Initial Shares and Warrant Shares issuable upon exercise of the Warrants. It shall be deemed a Non-Registration Event if at any time after three hundred and thirty-five days after the Closing Date the Company has registered for unrestricted resale on behalf of a Subscriber fewer than 100% of the amount of Ordinary Shares issuable upon full conversion of all principal and interest under the Notes and 100% of the Initial Shares and Warrant Shares issuable upon exercise of the Warrants.

11.2.	Registration Procedures. If and whenever the Company is required by the provisions of Section 11.1(i), 11.1(ii), or 11.1(iv) to effect the registration of any Registrable Securities under the 1933 Act, the Company will, as expeditiously as possible:

(a) subject to the timelines provided in this Agreement, prepare and file with the Commission a registration statement required by Section 11, with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as herein provided), promptly provide to the holders of the Registrable Securities copies of all filings and Commission letters of comment and notify Subscribers (by telecopier and by e-mail addresses provided by Subscribers) and Grushko & Mittman, P.C.

(by telecopier and by email to Counslers@aol.com) on or before 3:00 PM EST on the sooner of (i) the third Business Day after the day that the Company receives notice that the Commission has no comments or no further comments on the Registration Statement, or that the registration statement has been declared effective, or (ii) the same Business Day that any other holder of securities registered in the Registration Statement is notified of the foregoing. Failure to timely provide notice as required by this Section 11.2(a) shall be a material breach of the Company’s obligation and an Event of Default as defined in the Notes and a Non-Registration Event as defined in Section 11.4 of this Agreement;

(b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until such registration statement has been effective for a period of two (2) years, and comply with the provisions of the 1933 Act with respect to the disposition of all of the Registrable Securities covered by such registration statement in accordance with the Sellers’ intended method of disposition set forth in such registration statement for such period;

(c) furnish to the Sellers, at the Company’s expense, such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or their disposition of the securities covered by such registration statement;

(d) use its commercially reasonable best efforts to register or qualify the Registrable Securities covered by such registration statement under the securities or “blue sky” laws of New York and such jurisdictions as the Sellers shall request in writing, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

(e) if applicable, list the Registrable Securities covered by such registration statement with any securities exchange on which the Ordinary Shares of the Company are then listed;

(f) notify the Subscribers within two hours of the Company’s becoming aware that a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing or which becomes subject to a Commission, state or other governmental order suspending the effectiveness of the registration statement covering any of the Shares; and

(g) provided same would not be in violation of the provision of Regulation FD under the 1934 Act, make available for inspection by the Sellers, and any attorney, accountant or other agent retained by the Seller or underwriter, all publicly available, non-confidential financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all publicly available, non-confidential information reasonably requested by the Seller, attorney, accountant or agent in connection with such registration statement.

11.3.	Provision of Documents. In connection with each registration described in this Section 11, each Seller will furnish to the Company in writing such information and representation letters with respect to itself and the proposed distribution by it as reasonably shall be necessary in order to assure compliance with federal and applicable state securities laws.

11.4.

Non-Registration Events. The Company and the Subscribers agree that the Sellers will suffer damages if the Registration Statement is not filed by the Filing Date and not declared effective by the Commission by the Effective Date, and any registration statement required under Section 11.1(i) or 11.1(ii) is not filed within 60 days after written request and declared effective by the Commission within 120 days after such request, and maintained in the manner and within the time periods contemplated by Section 11 hereof, and it would not be feasible to ascertain the extent of such damages with precision. Accordingly, if (A) the Registration Statement is not filed on or before the Filing Date, (B) the Registration Statement is not declared effective on or before the Effective Date, (C) the Registration Statement is not declared effective within three (3) business days after receipt by the Company or its attorneys of a written or oral communication from the Commission that the Registration Statement will not be reviewed or that the Commission has no further comments, (D) the registration statement described in Sections 11.1(i) or 11.1(ii) is not filed within 60 days after such written request, or is not declared effective within 120 days after such written request, or (E) any registration statement described in Sections 11.1(i), 11.1(ii) or 11.1(iv) is filed and declared effective but shall thereafter cease to be effective for a period of time which shall exceed 20 consecutive days or more than 45 days in the aggregate per year (defined as a period of 365 days commencing on the date the Registration Statement is declared effective) (each such event referred to in clauses (A) through (E) of this Section 11.4 is referred to herein as a “Non-Registration Event”), then the Company shall deliver to the holder of Registrable Securities, as liquidated damages, an amount equal to one percent

(1%) for each thirty (30) days (or a pro rata portion thereof), thereafter of the Purchase Price of the Initial Shares and Note Shares remaining unconverted and purchase price of Note Shares issued upon conversion of the Notes owned of record by such holder which are subject to such Non-Registration Event. The Company must pay the liquidated damages in cash. The liquidated damages must be paid within ten (10) days after the end of each thirty (30) day period or shorter part thereof for which liquidated damages are payable. In the event a Registration Statement is filed by the Filing Date but is withdrawn prior to being declared effective by the Commission, then such Registration Statement will be deemed to have not been filed. All oral or written comments received from the Commission relating to the Registration Statement must be satisfactorily responded to within ten (10) business days after receipt of comments from the Commission. Failure to timely respond to Commission comments is a Non-Registration Event for which liquidated damages shall accrue and be payable by the Company to the holders of Registrable Securities at the same rate set forth above. Notwithstanding the foregoing, the Company shall not be liable to the Subscriber under this Section 11.4 for any events or delays occurring as a consequence of the acts or omissions of the Subscribers contrary to the obligations undertaken by Subscribers in this Agreement. Liquidated damages will not accrue nor be payable pursuant to this Section 11.4 nor will a Non-Registration Event be deemed to have occurred for times during which Registrable Securities are transferable by the holder of Registrable Securities pursuant to Rule 144(k) under the 1933 Act.

11.5.	Expenses. All expenses incurred by the Company in complying with Section 11, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, costs of insurance and reasonable fee of one counsel for all Sellers are called “Registration Expenses.” All underwriting discounts and selling commissions applicable to the sale of Registrable Securities, including any fees and disbursements of all counsels to the Seller except the one counsel referred to in the immediately preceding sentence, are called “Selling Expenses.” The Company will pay all Registration Expenses in connection with the registration statement under Section 11. Selling Expenses in connection with each registration statement under Section 11 shall be borne by the Seller and may be apportioned among the Sellers in proportion to the number of shares sold by the Seller relative to the number of shares sold under such registration statement or as all Sellers thereunder may agree.

11.6.	Indemnification and Contribution.

(a) In the event of a registration of any Registrable Securities under the 1933 Act pursuant to Section 11, the Company will, to the extent permitted by law, indemnify and hold harmless the Seller, each officer of the Seller, each director of the Seller, each underwriter of such Registrable Securities thereunder and each other person, if any, who controls such Seller or underwriter within the meaning of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, to which the Seller, or such underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered under the 1933 Act pursuant to Section 11, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances when made, and will, subject to the provisions of Section 11.6(c), reimburse the Seller, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable to the Seller to the extent that any such damages arise out of or are based upon an untrue statement or omission made in any preliminary prospectus if (i) the Seller failed to send or deliver a copy of the final prospectus delivered by the Company to the Seller with or prior to the delivery of written confirmation of the sale by the Seller to the person asserting the claim from which such damages arise, (ii) the final prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission, or (iii) to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any such Seller, or any such controlling person in writing specifically for use in such registration statement or prospectus.

(b) In the event of a registration of any of the Registrable Securities under the 1933 Act pursuant to Section 11, each Seller severally but not jointly will, to the extent permitted by law, indemnify and hold harmless the Company, and each person, if any, who controls the Company within the meaning of the 1933 Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the 1933 Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Registrable Securities were registered under the 1933 Act pursuant to Section 11, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the Seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such Seller, as such, furnished in writing to the Company by such Seller specifically for use in such registration statement or prospectus, and provided, further, however, that the liability of the Seller hereunder shall be limited to the net proceeds actually received by the Seller from the sale of Registrable Securities covered by such registration statement.

(c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 11.6(c) and shall only relieve it from any liability which it may have to such indemnified party under this Section 11.6(c), except and only if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 11.6(c) for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified parties, as a group, shall have the right to select one separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

(d) In order to provide for just and equitable contribution in the event of joint liability under the 1933 Act in any case in which either (i) a Seller, or any controlling person of a Seller, makes a claim for indemnification pursuant to this Section 11.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 11.6 provides for indemnification in such case, or (ii) contribution under the 1933 Act may be required on the part of the Seller or controlling person of the Seller in circumstances for which indemnification is not provided under this Section 11.6; then, and in each such case, the Company and the Seller will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that the Seller is responsible only for the portion represented by the percentage that the public offering price of its securities offered by the registration statement bears to the public offering price of all securities offered by such registration statement, provided, however, that, in any such case, (y) the Seller will not be required to contribute any amount in excess of the public offering price of all such securities sold by it pursuant to such registration statement; and (z) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

11.7.	Delivery of Unlegended Shares.

(a) Within five (5) business days (such fifth business day being the “Unlegended Shares Delivery Date”) after the business day on which the Company has received (i) a notice that Note Shares, Initial Shares or Warrant Shares have been sold pursuant to the Registration Statement or Rule 144 under the 1933 Act, (ii) a representation that the prospectus delivery requirements, or the requirements of Rule 144, as applicable and if required, have been satisfied, (iii) the original share certificates representing the Ordinary Shares that have been sold, and (iv) in the case of sales under Rule 144, customary representation letters of the Subscriber and/or Subscriber’s broker regarding compliance with the requirements of Rule 144, the Company at its expense, (y) shall deliver, and shall cause legal counsel selected by the Company to deliver to its transfer agent (with copies to Subscriber) an appropriate instruction and opinion of such counsel, directing the delivery of Ordinary Shares without any legends including the legend set forth in Section 4(h) above, reissuable pursuant to any effective and current Registration Statement described in Section 11 of this Agreement or pursuant to Rule 144 under the 1933 Act (the “Unlegended Shares”); and (z) cause the transmission of the certificates representing the Unlegended Shares together with a legended certificate representing the balance of the submitted certificates, if any, to the Subscriber at the address specified in the notice of sale, via express courier, by electronic transfer or otherwise on or before the Unlegended Shares Delivery Date. Transfer fees shall be the responsibility of the Seller.

(b) In lieu of delivering physical certificates representing the Unlegended Shares, if the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, upon request of a Subscriber, so long as the certificates therefor do not bear a legend and the Subscriber is not obligated to return such certificate for the placement of a legend thereon, the Company shall cause its transfer agent to electronically transmit the Unlegended Shares by crediting the account of Subscriber’s prime Broker with DTC through its Deposit Withdrawal Agent Commission system. Such delivery must be made on or before the Unlegended Shares Delivery Date.

(c) The Company understands that a delay in the delivery of the Unlegended Shares pursuant to Section 11 hereof later than the Unlegended Shares Delivery Date could result in economic loss to a Subscriber. As compensation to a Subscriber for such loss, the Company agrees to pay late payment fees (as liquidated damages and not as a penalty) to the Subscriber for late delivery of Unlegended Shares in the amount of $100 per business day after the Delivery Date for each $10,000 of purchase price of the Unlegended Shares subject to the delivery default. Failure to timely deliver unlegended Shares for an aggregate thirty (30) days shall be an Event of Default under the Note.

(d) In addition to any other rights available to a Subscriber, if the Company fails to deliver to a Subscriber Unlegended Shares as required pursuant to this Agreement, within seven (7) business days after the Unlegended Shares Delivery Date and the Subscriber purchases (in an open market transaction or otherwise) Ordinary Shares to deliver in satisfaction of a sale by such Subscriber of the Ordinary Shares which the Subscriber was entitled to receive from the Company (a “Buy-In”), then the Company shall pay in cash to the Subscriber (in addition to any remedies available to or elected by the Subscriber) the amount by which (A) the Subscriber’s total purchase price (including brokerage commissions, if any) for the Ordinary Shares so purchased exceeds (B) the aggregate purchase price of the Ordinary Shares delivered to the Company for reissuance as Unlegended Shares together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if a Subscriber purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to $10,000 of purchase price of Ordinary Shares delivered to the Company for reissuance as Unlegended Shares, the Company shall be required to pay the Subscriber $1,000, plus interest. The Subscriber shall provide the Company written evidence of the amounts payable to the Subscriber in respect of the Buy-In.

(e) In the event a Subscriber shall request delivery of Unlegended Shares as described in Section 11.7 and the Company is required to deliver such Unlegended Shares pursuant to Section 11.7, the Company may not refuse to deliver Unlegended Shares based on any claim that such Subscriber or any one associated or affiliated with such Subscriber has been engaged in any violation of law, or for any other reason, unless, an injunction or temporary restraining order from a court, on notice, restraining and or enjoining delivery of such Unlegended Shares or exercise of all or part of said Warrant shall have been sought and obtained and the Company has posted a surety bond for the benefit of such Subscriber in the amount of 120% of the amount of the aggregate purchase price of the Initial Shares, Ordinary Shares and Warrant Shares which are subject to the injunction or temporary restraining order, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Subscriber to the extent Subscriber obtains judgment in Subscriber’s favor.

12.

(a) Right of First Refusal. Until the Actual Effective Date, the Subscribers shall be given not less than seven (7) business days prior written notice of any proposed sale by the Company of its Ordinary Shares or other securities or debt obligations, except in connection with (i) full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity which holders of such securities or debt are not granted registration rights, (ii) the Company’s issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital which holders of such securities or debt are not granted registration rights, (iii) the Company’s issuance of Ordinary Shares or the issuances or grants of options to purchase Ordinary Shares pursuant to stock option plans described on Schedule 5(d) hereto, (iv) the Company’s issuance of Ordinary Shares or the issuances or grants of options to purchase Ordinary Shares pursuant to employee stock purchase or compensation plans, provided such Ordinary Shares are not included in a registration statement for so long as any Notes are outstanding, (v) as a result of the exercise of Warrants or conversion of Notes which are granted or issued pursuant to this Agreement or warrants, options or notes which are outstanding as of the date hereof and described in the Reports, all on the precise terms and conditions in effect on the Closing Date, (vi) the payment of any interest on the Notes and liquidated damages, (vii) as otherwise described in the Reports, or Other Written Information filed with the Commission or delivered to the Subscribers prior to the Closing Date, and (vii) as described on Schedule 11.1 (collectively the foregoing are “Excepted Issuances”). The Subscribers who exercise their rights pursuant to this Section 12(a) shall have the right during the seven (7) business days following receipt of the notice to agree to purchase such offered common stock, debt or other securities in accordance with the terms and conditions set forth in the notice of sale in the same proportion to each other as their purchase of Notes in the Offering. In the event such terms and conditions are modified during the notice period, the Subscribers shall be given prompt notice of such modification and shall have the right during the seven (7) business days following the notice of modification to exercise the rights described in this Section 12(a). Each Subscriber may tender Initial Shares valued at the purchase price of such Initial Shares as payment for such other securities or debt of the Company as may be acquired pursuant to this Section 12(a).

(b) Paid In Kind. The Subscriber may demand that some or all of the sums payable to the Subscriber pursuant to Sections 7.1(c), 7.2, 7.5, 11.4, 11.7(c), 11.7(d) and 11.7(e) that are not paid within ten business days of the required payment date be paid in Ordinary Shares valued at the Conversion Price in effect at the time Subscriber makes such demand, provided that at such time there will be authorized and unissued Ordinary Shares in an amount sufficient for such issuance and other issuances to which the Company may be obligated at such time. In addition to any other rights granted to the Subscriber herein, the Subscriber is also granted the registration rights set forth in Section 11(ii) hereof in relation to such Ordinary Shares and the Ordinary Shares issuable pursuant to this Section 12(b). For purposes only of determining any liquidated damages pursuant to the Transaction Documents, the entire Purchase Price shall be allocated to the Notes and Initial Shares and none to the Warrants. The Warrant Shares shall be valued at the actual exercise price thereof.

(c) Maximum Exercise of Rights. In the event the exercise of the rights described in Section 12(b) would result in the issuance of an amount of Ordinary Shares of the Company that, together with other Ordinary Shares issued to the Subscriber prior to the exercise of such rights, would exceed the maximum amount that may be issued to a Subscriber calculated in the manner described in Section 7(c) of this Agreement, then the issuance of such additional Ordinary Shares of the Company to such Subscriber will be deferred in whole or in part until such time as such Subscriber is able to beneficially own such Ordinary Shares without exceeding the maximum amount set forth calculated in the manner described in Section 7(c) of this

Agreement. The determination of when such Ordinary Shares may be issued shall be made by each Subscriber as to only such Subscriber.

13.	Miscellaneous.

(e)	Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company, to: Viryanet Ltd., 8 HaMarpe St., Science Based Industries Campus, Har Hotzvim, Jerusalem, 91450, Israel, Attn: Paul V. Brooks, President and CEO, telecopier number: 011-972-2-581-5507, with an additional copy by telecopier only to: Ra’anan Lerner, Meitar Liquornik Geva & Leshem Brandwein, 16 Abba Hillel Road, Ramat Gan 52506, telecopier number: 011-972-3-61-3111, and (ii) if to the Subscribers, to the one or more addresses and telecopier numbers indicated on the signature pages hereto, with an additional copy by telecopier only to: Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, telecopier number: (212) 697-3575.

(f)

Entire Agreement; Assignment. This Agreement and other documents delivered in connection herewith represent the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by both parties. Neither the Company nor the Subscribers have relied on any representations not contained or referred to in this Agreement and the documents delivered herewith. No right or obligation of the Company shall be assigned without prior notice to and the written consent of the Subscribers.

(g)	Counterparts/Execution. This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature and delivered by facsimile transmission.

(h)	Law Governing this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. The parties and the individuals executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

(i)

Specific Enforcement, Consent to Jurisdiction. The Company and Subscriber acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to one or more preliminary and final injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity. Subject to Section 13(d) hereof, each of the Company, Subscriber and any signatory hereto in his personal capacity hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction in New York of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

(j)

Independent Nature of Subscribers. The Company acknowledges that the obligations of each Subscriber under the Transaction Documents are several and not joint with the obligations of any other Subscriber, and no Subscriber shall be responsible in any way for the performance of the obligations of any other Subscriber under the Transaction Documents. The Company acknowledges that each Subscriber has represented that the decision of each Subscriber to purchase Securities has been made by such Subscriber independently of any other Subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company which may have been made or given by any other Subscriber or by any agent or employee of any other Subscriber, and no Subscriber or any of its agents or employees shall have any liability to any Subscriber (or any other person) relating to or arising from any such information, materials, statements or opinions. The Company acknowledges that nothing contained in any Transaction Document, and no action taken by any Subscriber pursuant hereto or thereto (including, but not limited to, the (i) inclusion of a Subscriber in the Registration Statement and (ii) review by, and consent to, such Registration Statement by a Subscriber) shall be deemed to constitute the Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Company acknowledges that each Subscriber shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of the Transaction Documents, and it shall not be necessary for any other Subscriber to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that it has elected to provide all Subscribers with the same terms and Transaction Documents for the convenience of the Company and not because Company was required or requested to do so by the Subscribers. The Company acknowledges that such procedure with respect to the Transaction Documents in no way creates a presumption that the Subscribers are in any way acting in concert or as a group with respect to the Transaction Documents or the transactions contemplated thereby.

[THIS SPACE INTENTIONALLY LEFT BLANK]

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT (A)

Please acknowledge your acceptance of the foregoing Subscription Agreement by signing and returning a copy to the undersigned whereupon it shall become a binding agreement between us.

VIRYANET LTD. a State of Israel corporation

By:
Name:	Paul V. Brooks
Title:	President & CEO

Dated:	September , 2005

SUBSCRIBER	NOTE PRINCIPAL	INITIAL SHARES	WARRANTS
ALPHA CAPITAL AKTIENGESELLSCHAFT Pradafant 7 9490 Furstentums Vaduz, Lichtenstein Fax: 011-42-32323196	$200,000.00	95,238	65,079

(Signature)

By:

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT (B)

Please acknowledge your acceptance of the foregoing Subscription Agreement by signing and returning a copy to the undersigned whereupon it shall become a binding agreement between us.

VIRYANET LTD. a State of Israel corporation

By:
Name:	Paul V. Brooks
Title:	President & CEO

Dated:	September , 2005

SUBSCRIBER	NOTE PRINCIPAL	INITIAL SHARES	WARRANTS
ELLIS INTERNATIONAL LTD. 53rd Street Urbanizacion Obarrio Swiss Tower, 16th Floor, Panama Republic of Panama Fax: (516) 887-8990	$125,000.00	59,524	40,675

(Signature)

By:

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT (C)

Please acknowledge your acceptance of the foregoing Subscription Agreement by signing and returning a copy to the undersigned whereupon it shall become a binding agreement between us.

VIRYANET LTD. a State of Israel corporation

By:
Name:	Paul V. Brooks
Title:	President & CEO

Dated:	September , 2005

SUBSCRIBER	NOTE PRINCIPAL	INITIAL SHARES	WARRANTS
GLOBIS CAPITAL PARTNERS LP 60 Broad Street, 38th Floor New York, NY 10004 Fax: (212) 847-4433	$75,000.00	35,714	24,405

(Signature)

By:

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT (D)

Please acknowledge your acceptance of the foregoing Subscription Agreement by signing and returning a copy to the undersigned whereupon it shall become a binding agreement between us.

VIRYANET LTD. a State of Israel corporation

By:
Name:	Paul V. Brooks
Title:	President & CEO

Dated:	September , 2005

SUBSCRIBER	NOTE PRINCIPAL	INITIAL SHARES	WARRANTS
OMEGA CAPITAL SMALLCAP FUND, LTD. 1403 44th Street, Suite 214 Brooklyn, New York 11219 Fax: (718) 228-9570	$50,000.00	23,810	16,270

(Signature)

By:

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT (E)

Please acknowledge your acceptance of the foregoing Subscription Agreement by signing and returning a copy to the undersigned whereupon it shall become a binding agreement between us.

VIRYANET LTD. a State of Israel corporation

By:
Name:	Paul V. Brooks
Title:	President & CEO

Dated:	September , 2005

SUBSCRIBER	NOTE PRINCIPAL	INITIAL SHARES	WARRANTS
IROQUOUIS MASTER FUND LTD. 641 Lexington Avenue, 26th Floor New York, NY 10022 Fax: (212) 207-3452	$50,000.00	23,810	16,270

(Signature)

By:

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Note

Exhibit B	Escrow Agreement

Exhibit C	Form of Warrant

Schedule 5(a)	Subsidiaries

Schedule 5(d)	Additional Issuances / Capitalization

Schedule 5(h)	Litigation

Schedule 5(q)	Undisclosed Liabilities

Schedule 8	Broker

SCHEDULE 8

FINDER

The Company will pay the amount of 7% of the total investment made by the Subscribers hereunder as a finder’s fee to Ellis International Ltd. Such fee shall be paid through the issuance of 32,540 Ordinary Shares of the Company, which shall be entitled to the same Registration Rights set forth in Section 11 of the Subscription Agreement.